Young Johhny Oh Esq.
                             18 Greenbriar Road
                             Parsippany, NJ 07054




                                                  September 28, 2005



Bread & Butter Fund Inc.
3633 Hill Road 3rd flr.
Parsippany, NJ 07054


     Re: Bread & Butter Fund Inc.,  File Nos. 333-123976 and 811-21748


Gentleman:

A legal opinion (the "Legal Opinion") that we prepared was filed with Pre-Effective Amendment No. 1 to the Bread & Butter Funds' Registration Statement (the "Registration Statement"). We hereby give you our consent to incorporate by reference the Legal Opinion into the Pre-Effective Amendment No. 2 to the Registration Statement (the "Amendment"), and consent to all references to us in the Amendment.



                                Sincerely,

                                /s/ Young Johnny Oh
                                ___________________
                                Young Johnny Oh  Esq.